Exhibit (a) (1) (M)

FOR IMMEDIATE RELEASE


                 BAYER SUCCESSFULLY COMPLETES TENDER OFFER FOR
                        SHARES OF SYBRON CHEMICALS INC.


     PITTSBURGH, October 23, 2000 -- Bayer Corporation, of Pittsburgh, today announced the completion of its $35.00 per share cash tender offer for all outstanding shares of common stock of Sybron Chemicals Inc.

     The offer expired at 11:59 p.m., New York City time, on Friday, October 20, 2000. The depositary for the offer, EquiServe Trust Company, N.A., has advised Bayer that as of the expiration of the offer, 5,716,166 shares of common stock of Sybron Chemicals Inc., representing approximately 99.6% of the outstanding shares, were validly tendered and not withdrawn pursuant to the offer (including 56,050 shares tendered by guaranteed delivery) and Bayer has accepted such shares for payment.

     Bayer said it plans to promptly effect a short form merger under which it will acquire 100% ownership of Sybron.

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Media Contact:

              Bayer Corporation, Mark A. Ryan, Tel.: 412-777-2500